Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended March 31, 2021

Chicago, IL, May 17, 2021 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended March 31, 2021.

First Quarter Financial Highlights:

●	Total consolidated revenues increased $0.5 million or 51 percent as compared to the same period in the prior year. PDN Network segment revenues increased $0.6 million or 107 percent compared to revenues during the same period in the prior year. The increase in PDN Network segment revenues was attributable to continued new client acquisitions and continued growth in our recruitment business as a result of increased political and corporate diversity and inclusion efforts. Revenues for the three months ended March 31, 2021 from the NAPW segment decreased approximately $0.1 million as compared to the same period in the prior year. The decrease in revenues was primarily due to a continued decrease in legacy membership retention rates and the continued effects of COVID-19.

●	Basic and diluted net loss per share improved by $0.11, from a net loss per share of $0.17 during the three months ended March 31, 2020, as compared to a net loss per share of $0.06 during the three months ended March 31, 2021.

●	As of March 31, 2021, cash balances were $2.3 million and the Company raised approximately $1.2 million from the issuance of common stock which it intends to utilize for organic growth in its PDN Network as well as to fund future strategic acquisitions. The Company raised approximately $1.5 million from the issuance of common stock in the same period of the prior year.

●	On April 22, 2021, the Company learned that RMB 18,841,064.15 had been seized from the PDN China Account by Longxu District Court of Wuzhou City in Guangxi Province to satisfy a judgment in favor of the plaintiffs in the Gatewang case. The cash value at time of seizure is approximately $2.9 million. The Company has reflected the seizure of these cash funds in its Consolidated Balance Sheets as of March 31, 2021 as a reduction in Long-term assets from discontinued operations, which had a corresponding effect on Stockholders’ equity. As a result, the Company’s stockholders’ equity fell below the $2.5 million required by The Nasdaq Stock Market LLC (“Nasdaq”) under its Listing Rule 5550(b)(1) for continued listing of the Company’s common shares on the Nasdaq Capital Market. The Company plans to explore alternatives for increasing its stockholders’ equity in order to meet NASDAQ’s listing requirements, including the possibility of issuing additional equity.

“Our PDN Network had a very strong first quarter and we anticipate that the continued corporate and political awareness in terms of greater diversity recruitment and inclusion initiatives will continue to benefit the Company, and in turn society as a whole. We continue to invest in our operating segments to drive organic growth, and look to better position the financial strength of the Company for the future,” said Adam He, CEO of Professional Diversity Network.

Financial Results for the Quarter Ended March 31, 2021

Revenues

Total revenues for the three months ended March 31, 2021 increased approximately $502,000, or 51 percent to approximately $1,484,000 from approximately $982,000 during the same period in the prior year. The increase was predominately attributable to an approximate $608,000 increase in recruitment services revenues in the current period, partially offset by an approximate $121,000 decrease in legacy membership fees and related services revenues, as compared to the same period in the prior year.

During the three months ended March 31, 2021, our PDN Network generated approximately $1,175,000 in revenues compared to approximately $567,000 in revenues during the three months ended March 31, 2020, an increase of approximately $608,000 or 107 percent. The increase in revenues was predominately driven by improvements in our e-commerce platform and new sales collaborations, higher new client acquisitions and a significant increase in diversity recruitment initiatives by our clients

During the three months ended March 31, 2021, our NAPW Network revenues were approximately $264,000, compared to revenues of approximately $385,000 during the same period in the prior year, a decrease of approximately $121,000 or 31 percent. The decrease in revenues was primarily due to a continued decrease in legacy membership retention rates and the continued effects of COVID-19 as new membership enrollment slowly returns. We believe that the membership services that we provide to our customers turned into a discretionary spending item during 2020 and the first three months of 2021 and the services that we provide were postponed as a result of the financial and economic impact of COVID-19.

Costs and Expenses

Cost of revenues during the three months ended March 31, 2021 was approximately $261,000, an increase of approximately $88,000 or 51 percent from approximately $173,000 during the same period of the prior year, as a result of increased revenues.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended March 31, 2021, we incurred a net loss of approximately $756,000 from continuing operations, an improvement of approximately $667,000 or 47 percent, compared to a net loss of approximately $1,422,000 during the three months ended March 31, 2020.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	March 31, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$2,342	$2,118
Other current assets	1,469	1,403
Total current assets	$3,811	$3,521
Long-term assets	2,227	5,152
Total Assets	$6,038	$8,673

Total current liabilities	$4,496	$4,677
Total long-term liabilities	578	650
Total liabilities	$5,074	$5,327

Total stockholders’ equity	964	3,346
Total liabilities and stockholders’ equity	$6,038	$8,673

Summary of Financial Operations

	Three Months Ended March 31,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$263	$384	$(121)	(31.5)%
Recruitment services	1,175	567	608	107.2%
Products sales and other	1	1	-	-%
Consumer advertising and marketing solutions	45	30	15	50.0%
Total revenues	$1,484	$982	$502	51.1%

Cost and expenses:
Cost of revenues	$261	$173	$88	50.9%
Sales and marketing	700	525	175	33.3%
General and administrative	1,318	1,661	(343)	(20.7)%
Depreciation and amortization	29	52	(23)	(42.3)%
Total pre-tax cost and expenses:	$2,308	$2,411	$(103)	(4.2)%

Loss from continuing operations	$(824)	$(1,429)	$605	42.3%

Basic and diluted loss per share:
Continuing operations	$(0.06)	$(0.16)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	13,263,402	8,969,475

Summary of Cash Flows from Continued Operations

Cash (used in) provided by continued operations
Operating activities	$(769)	$(574)
Investing activities	(6)	(5)
Financing activities	1,000	1,500
Net increase in cash and cash equivalents from continued operations	$225	$922

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following table provides a reconciliation of net loss from continuing operations to Adjusted EBITDA, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(756)	$(1,422)
Stock-based compensation	106	19
Litigation settlement reserve	-	450
Depreciation and amortization	30	52
Interest and other income	1	1
Income tax benefit	(67)	(6)
Adjusted EBITDA	$(686)	$(906)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.